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                                                                    Exhibit 21.1

            Direct and Indirect Subsidiaries of Hollywood Park, Inc.
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Hollywood Park Operating Company, a Delaware corporation;

Hollywood Park Fall Operating Company, a Delaware corporation;

Hollywood Park Food Services, Inc., a Delaware corporation;

HP/Compton, Inc., a California corporation;

Crystal Park Hotel and Casino Development Company LLC, a California Limited Liability Company;

Sunflower Racing, Inc., a Kansas corporation;

SR Food and Beverage, Inc., a Kansas corporation;

Turf Paradise, Inc., an Arizona corporation;

Boomtown, Inc., a Delaware corporation;

Boomtown Hotel & Casino, Inc., a Nevada corporation;

Bayview Yacht Club, Inc., a Mississippi corporation;

Mississippi-I Gaming, L.P.;

Louisiana Gaming Enterprises, Inc.;

Louisiana-I Gaming, a Louisiana Partnership in Commendam